EXHIBIT 10.28


       LIBERTY
[LOGO] -------
       TECHNOLOGIES, INC.                                      December 28, 1995


Mr. Robert L. Leon
1401 Comly Court
Maple Glen, PA 19002

Dear Bob:

     This will confirm the terms and conditions upon which you will be employed by Liberty Technologies, Inc. ("Liberty" or the "Company") beginning January 1, 1996 and certain other matters regarding your relationship with Liberty.

     1. Termination of Prior Agreements. Except as set forth specifically in this Agreement, all agreements, understandings, course of dealings, practices, and policies between you on the one hand, and Liberty and its subsidiaries and affiliates on the other hand, are hereby terminated.

     2. Term. This Agreement shall commence on January 1, 1996 and shall continue through and including December 31, 1998, whereupon your employment thereunder shall terminate. From the date hereof through and including December 31, 1995, you shall remain employed by the Company at your current salary and shall be entitled to the benefits currently made available to employees of the Company.

     3. Duties.
            a. You shall be available to the Company at the Company's request, without limitation under the condition of reasonable notice, to perform enginnering related services, including product development and planning, patent development and other engineering type services; and also marketing and travel related services, including attendance at industry meetings, and marketing related meetings, and all associated travel. You will be required in year one to be available for a minimum of eighty-five (85) days of such services in any combination; in year two to be available for a minimum of sixty-two (62) days of such service in any combination; and in year three to be available for a minimum of thirty-eight (38) days of such services in any combination. Reimbursement for ordinary and necessary business expenses incurred in conjunction with these services will be made in accordance with Company policy.

            b. You shall devote your business attention to the performance of the services to be provided thereunder. During the term of this contract, you shall not engage in any business activity, or become financially interested in (defined for this purpose, as directly or indirectly owning or controlling, in fact, more than ten percent (10%) of the equity of such entity) in any business entity that is competitive with the business of the Company on the date of this agreement.

            c. All Intellectual Property, products and patents developed during the period of this agreement which are consistent with the then business of the Company shall become the property of the Company.

Mr. Robert L. Leon
December 28, 1995
Page 2


     4. Compensation.
            a. During the term of this Agreement, so long as you remain available to perform reasonable services requested by the Company, you shall received an annual salary of one hundred and two thousand dollars ($102,000.00) in the first year; seventy-four thousand four hundred dollars ($74,400.00) in year two; and forty-five thousand six hundred dollars ($45,600.00) in year three. All annual compensation will be paid bi-weekly under the normal Company pay cycle.

            b. Service days of either type, whether engineering related or marketing and travel, worked in excess of eighty-five (85) in year one, in excess of sixty-two (62) in year two, and in excess of thirty-eight (38) in year three will be compensated at a rate of $800.00/day. All such additional compensation shall be paid in the pay period associated with their occurrance.

            c. For such term, you shall be entitled to participate in the Company medical, dental, flexible benefit, and life insurance programs (however, your life insurance coverage will be limited to $65,000) and to participate in the Company sponsored retirement savings plan (401K).

            d. Because you are to be employed on a less than full-time basis, you will not be entitled to any vacation or holidays.

            e. In the event you become disabled, as defined by the group disability policy maintained by Liberty for its eligible employees at the time you become disabled, and are unable to perform the services outlined in Paragraph 3, your compensation and participation in the Company Benefits Programs will continue until the expiration date of this contract.

            f. In the event of your death during the term of this agreement, your compensation and participation in the Company Benefit Program will cease at the end of the month of death; however, medical and dental benefits which would be available to your spouse under the Consolidated Omnibus budget Reconciliation Act of 1985 (COBRA) will be paid for by the Company until December 31, 1998.

            g. You will receive 6,000 Incentive Stock Options at the initiation of this contract. These options will be immediately vested as of January 2, 1996, and be priced at the closing of the market on that date.

            h. Your existing vested stock options will be maintained for the full term of the aagreement under the provisions of the Company 1992 Stock Option Plan. Your existing stock options that are not vested as of December 31, 1995 will be allowed to vest as initially scheduled during the term of the agreement and will be maintained for the remaining full term of the agreement.

Mr. Robert L. Leon
December 28, 1995
Page 3



     5. Trading Policy. During the term of the agreement, or for one year after you are no longer a member of the Board of directors, whichever is less, you agree to be bound as an "Insider" under the terms of the Company's Insider Trading Policy, a copy of which has been delivered to you.

     The obligations of the Company under this agreement shall survive any changes in management or control of the Company. During the period of this agreement if Libery Technologies, Inc. policy prevents you from working the annual minimum number of days as described in Paragraph 3a, you will still be compensated under the terms and conditions of this agreement.

     Please indicate your agreement and intention to be legally bound hereby with the foregoing by signing and returning a copy of this signed letter to me.


                                           Sincerely,
                                           LIBERTY TECHNOLOGIES, INC.



                                           /s/ R. Nim Evatt
                                           -------------------------------------
                                           R. Nim Evatt
                                           President


ACCEPTED AND AGREED:


                  /s/ Robert L. Leon
Robert L. Leon  ------------------------
                        12/28/95